Exhibit 21 — Subsidiaries of Registrant

Macatawa Bank - 100% owned Incorporated as a Michigan Banking Corporation 10753 Macatawa Drive Holland, Michigan 49424

Macatawa Investment Services, Inc. - 100% owned Incorporated as a Michigan corporation 10753 Macatawa Drive Holland, Michigan 49424

Macatawa Statutory Trust I - 100% owned Statutory Trust under the laws of the State of Connecticut 10753 Macatawa Drive Holland, Michigan 49424

Macatawa Statutory Trust II - 100% owned Statutory Trust under the laws of the State of Delaware 10753 Macatawa Drive Holland, Michigan 49424

Macatawa Bank Mortgage Company 100% owned by Macatawa Bank Incorporated as a Michigan corporation 10753 Macatawa Drive Holland, Michigan 49424